Exhibit 99.1

Vermillion Appoints Bob Beechey to Newly Created CFO Post

AUSTIN, Texas — December 19, 2017— Vermillion, Inc. (NASDAQ: VRML), a bio-analytical solutions company focused on gynecologic disease, today announced it has appointed Bob Beechey CPA to the newly created post of Chief Financial Officer.

“We are very pleased to have Bob join our Senior Management team,” stated Valerie Palmieri, President and CEO of Vermillion. “He brings to us extensive laboratory experience, plus device and global distribution expertise. We see Bob’s skill set as complementing our existing team as we take our company and its bio-analytics platform to the next level. I would also like to thank our outgoing Chief Accounting Officer, Eric Schoen, for his dedication and service to Vermillion over the last seven years.”

"I am excited to join Vermillion at this important time in the Company's growth trajectory," said Mr. Beechey. “Vermillion has made significant progress in establishing payer acceptance, guidelines inclusion, and value based pricing for OVA1, and these accomplishments have helped set the stage for broad adoption of the technology.  I look forward to working with the team to achieve Vermillion's financial and strategic objectives."

Bob Beechey has served in numerous financial and operational leadership roles. Most recently, he was Vice President and General Manager of Q Squared Solutions Bioanalytical and ADME Laboratory Operations, and previously he served as Chief Financial Officer for Q Squared Solutions, a clinical trials laboratory joint venture between IQvia and Quest Diagnostics. Prior to the formation of the Q Squared Solutions joint venture, Mr. Beechey served as Quintiles Transnational’s Vice President of Internal Audit and Vice President Finance Global Laboratories. Prior to joining Quintiles, Mr. Beechey was Divisional Vice President Finance at ThermoFisher Scientific. He also held various financial leadership roles at Eastman Kodak Company. Mr. Beechey started his career at Arthur Andersen LLP where he was a Senior Manager.  He attended the Wharton School of the University of Pennsylvania where he earned a Bachelor of Science in Economics and earned his MBA with Distinction from INSEAD, Fontainebleau, France.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has programs in gynecologic disease.

The company’s lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

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Investor Relations Contact:

Michael Wood

LifeSci Advisors LLC

Tel 1-646-597-6983

mwood@lifesciadvisors.com